EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-106608, No. 333-108924, No. 333-10754, No. 333-110752, No. 333-82496, No. 333-91225, No. 333-91235, No. 333-17105, No. 333-122391, No. 333-122392 and No. 333-132048) and Forms S-8 (No. 333-109595 and No. 333-82410) of SpatiaLight, Inc. of our reports dated March 6, 2006 relating to the consolidated financial statements of SpatiaLight, Inc., SpatiaLight, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SpatiaLight, Inc., included in this Annual Report on Form  10-K for the year ended December 31, 2005.

ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
March 14, 2006

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